Exhibit 10.59

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DISTRIBUTION AND SUPPLY AGREEMENT

THIS DISTRIBUTION AND SUPPLY AGREEMENT (this “Agreement”) is made this 2nd day of  August, 2019 (the “Effective Date”), by and between SINOTHERAPEUTICS INC., a limited company incorporated pursuant to the laws of the People’s Republic of China with a business address at 1F, Building 3, No. 99 Haike Road, Pudong, Shanghai and/or its Affiliates (“Supplier”), and LANNETT COMPANY, INC., a Delaware corporation having an address of 9000 State Road, Philadelphia, PA  19136 and/or its Affiliates (“Lannett”).  Lannett and Supplier may be separately referred to as “Party” or jointly as “Parties.”

BACKGROUND

WHEREAS, Supplier is engaged in the business of developing, manufacturing and supplying various pharmaceutical Products; and

WHEREAS, Lannett desires to purchase the Product (as defined below) from Supplier for purposes of marketing and distributing the Product, on an exclusive basis in the Territory (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      DEFINITIONS.

1.1.                            “Additional Distribution Fee” has the meaning set forth in Section 3.6.

1.2.                            “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who is administered a Product, but which does not necessarily have a causal relationship with the treatment for which a Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a Product, whether or not related to a Product. A pre-existing condition that worsened in severity after administration of a Product would be considered an “Adverse Event”.

1.3.                            “Affiliate(s)” of a Party means any other person or legal entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party. For the purpose of this definition, “control” when used with respect to a specified person or legal entity means the power to direct the management and policies of such person or legal entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4.                            “Agreement” has the meaning set forth in the Preamble of this Agreement.

1.5.                            “ANDA” means an Abbreviated New Drug Application (including any amendments, submissions and supplements thereto) as defined in Section 505(j) of the FD&C Act.

1.6.                            “Applicable Laws” means all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any governmental authority in the Territory, including the FD&C Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §3729-3733), the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the AMA guidelines on gifts to physicians, as well as any state laws impacting the promotion of pharmaceutical products, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.

1.7.                            “Authorized Generic” mean a drug that has the same active ingredient as a brand name drug and is manufactured under the NDA for the Drug but is marketed under the generic name either by the brand name drug company or a third party under a license from such brand name company.

1.8.                            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Delaware are required or authorized to close.

1.9.                            “Commercial Launch” means with respect to each dosage strength of the Product, the first sale of such dosage strength of the Product by Lannett, or a Lannett Affilliate, to an unaffiliated Third Party for end use or consumption after the FDA has approved the ANDA for such dosage strength of the Product.

1.10.                     “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that with respect to the manufacture, processing and commercialization of a Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential as such Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances. It is anticipated that the level of effort may change over time, reflecting changes in the status of the applicable Product including, without limitation, technical, legal, scientific or medical factors. By way of example and without limitation, it being understood that a Party’s Commercially Reasonable Efforts will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or any other agreement between the Parties, or any other agreement between a Party, Affiliate of such Party and/or Third Parties existing as of the Effective Date, or that the Party in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the Party and subject matter or would be reasonably likely to be disruptive of any material service conducted or product made at or from any of its facilities or impair its ability to provide services or products hereunder.

1.11                        “Competing Product” means with respect to the Product, a generic pharmaceutical product manufactured by Lannett or a Third Party containing the same APIs, in the same dose, form and strength as the Product, and with the same indication and route of administration.

1.12                        “Confidential Information” means all Intellectual Property Rights and confidential facts relating to the business and affairs of a Party or any of its Affiliates, including financial information, business opportunities, information relating to pharmaceutical products of any nature whatsoever, know-how, and compilations of information in any form whatsoever; provided, however, that “Confidential Information” shall not include any information that (a) was already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (c) was already lawfully known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of the disclosure by the other Party, as shown by documentary evidence; (d) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party as shown by pre-existing proof; or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality to which a third party was subject, by a third party who had no obligation to the disclosing Party not to disclose such information to others, as shown by independent proof.

1.13                        “Cost of Goods Sold” means the fully burdened cost of manufacturing a Product, which consists of the direct and indirect costs, whether internal or third party, associated with acquiring the materials, the manufacturing, testing and analysis of the finished dosage of a Product, quality control, quality assurance, idle and stability costs, warehousing costs before shipment, labeling, and packaging, labor (including benefits), depreciation and overhead, all determined in accordance with GAAP.

1.14                        “Distribution Fee” has the meaning set forth in Section 3.6.

1.15                  “FDA” means the United States Food and Drug Administration or any successor agency which issues a Regulatory Approval for the marketing of a Product in the United States.

1.16                        “FD&C Act” has the meaning set forth in Section 11.1.

1.17                        “Forecast” has the meaning set forth in Section 5.1.

1.18                        “Gross Profit” means an amount equal to (i) the Net Sales of a Product, minus the sum of (ii) total Cost of Goods Sold and (iii) shipping costs from Supplier’s manufacturing site to Lannett’s Place of Delivery.

1.19                        “Initial Distribution Fee” has the meaning set forth in Section 3.6.

1.20                        “Intellectual Property Rights” means all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, Third-Party licenses, and any similar type of proprietary Intellectual Property Right vesting in the owner and/or licensee thereof pursuant to the Applicable Laws of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.21                        “Loss(es)” means any and all losses, costs, damages, interests, fees or expenses, including but not limited to all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs.

1.22                        “Minimum Safety Stock Level” has the meaning set forth in Section 5.8.

1.23                        “Net Profit” means an amount equal to the Gross Profit of a Product, minus the Sales and Marketing Allowance.

1.24                        “Net Profit Split” has the meaning set forth in Section 3.7.

1.25                        “Net Sales” means, in accordance with US GAAP, the aggregate gross sales billed for a Product by Lannett minus:

(a)                           Any service and administrative fees charged to Lannett by customers related to the Product;

(b)                           Any and all promotional allowances, including, but not limited to, credits, chargebacks, rebates to government agencies or retailers, and quantity and cash discounts, and other usual and customary discounts to customers;

(c)                            Amounts refunded, repaid or credited to wholesalers and retailers for rejections, returns, recall of goods, shelf stock adjustments or retroactive price reductions;

(d)                           Cash prompt pay discounts all calculated in accordance with GAAP;

(e)                            Any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales.

1.26                        “Place of Delivery” means delivery at Lannett’s warehouse located at 1101 “C” Avenue West, Seymour, IN 47274.

1.27                        “Product” has the meaning set forth in Section 2.1.

1.28                        “Purchase Order” has the meaning set forth in Section 5.2.

1.29                        “Quality Agreement” means the agreement related to quality assurance and control, by and between Supplier and Lannett, as further detailed in Section 7.4 hereof.

1.30                        “Regulatory Approval” means all approvals or authorizations granted by the FDA for the marketing of a Product in the Territory.

1.31                        “Regulatory Authority” means any applicable local, national or supranational government agency involved in assessing the Product or granting licenses and/or approvals for the marketing and sale of Product.

1.32                        “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of the FDA in relation to Product, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, marketing, packaging and testing of Product in the Territory.

1.33                        “Safety Data Exchange Agreement (SDEA)” means the agreement related to safety reporting, by and between Supplier and Lannett, as further detained in Section 7.3 hereof.

1.34                        “Sales and Marketing Allowance” has the meaning set forth in Section 9.1.

1.35                        “Territory” means the United States of America and its possessions, territories, protectorates, military bases and commonwealths.

1.36                        “Third Party” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof other than a Party or any of its Affiliates.

1.37                        “Upfront Payment” has the meaning set forth in Section 3.7.

2.                                      APPOINTMENT; COMMITMENT BY SUPPLIER.

2.1.                            Appointment.  Supplier hereby appoints Lannett as the exclusive authorized distributor of record in the Territory for the Product set forth on Exhibit A (“Product”).  Exhibit A may be amended by Supplier from time to time, upon mutual agreement of Lannett, and upon the terms set forth herein. Lannett may exercise its rights and obligations hereunder itself or through its Affiliates, local companies and wholesalers.  Lannett shall purchase the Product exclusively from Supplier and Supplier shall supply the Product exclusively to Lannett. Lannett will make Commercially Reasonable Efforts to market the Product during the Term (as defined in Section 16.1), on the terms and conditions set forth in this Agreement.

2.2.                            Sales to Lannett.  Supplier will sell and supply Product to Lannett for distribution in the Territory during the Term (as defined in Section 16.1), on the terms and conditions set forth in this Agreement, as it may be amended as provided herein.  Supplier shall be responsible for the purchase of adequate supplies of all materials, including, without limitation, raw materials, in accordance with the ANDA for the Product, and other filings with FDA for the Product, as necessary to supply finished Product to Lannett in accordance with Applicable Laws.

2.3.                            Scope of Agreement.  This Agreement will serve as the master agreement between the Parties and, as such, sets forth all of the terms and conditions concerning, and will apply to all purchases by Lannett of Product during the Term.  The terms and conditions of this Agreement will apply to all purchase orders issued hereunder.  In no event will any terms or conditions included on any purchase order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the Parties under this Agreement, unless such terms are expressly agreed to by the Parties in writing.  If there is a conflict between the terms of any purchase order or other document and this Agreement, the terms of  this Agreement will control, unless such terms are expressly agreed to by the Parties in writing in the Purchase Order.   The Parties further agree that no course of dealing between the Parties will in any way modify, change or supersede the terms and conditions of this Agreement.

2.4.                            Competing Product.  During the Term of this Agreement and for a period of one (1) year thereafter, Supplier or Lannett shall not develop, manufacture, market or sell, or enable any Third Party to develop, manufacture, market or sell any Competing Product in the Territory. Notwithstanding anything to the contrary contained herein, the above language shall not apply post-termination to a Party to the extent the Agreement is terminated by such party for cause pursuant to Section 16. In addition, so long as any information remains Confidential Information, each of the Parties shall not use the Confidential Information or Data (including without limitation specifications, analytical methods, process specificity) of the other Party to develop or enable any Third Party to develop any Competing Product for sale in the Territory.

3.                                      PRODUCT PRICES; PAYMENTS.

3.1.                            Prices.  Prices payable by Lannett for Product during the Term of this Agreement (“Pricing”) will be set forth on Exhibit A.  All sums will be expressed in and payable in U.S. Dollars and all prices are exclusive of VAT or other taxes.  Under no circumstances will Supplier charge Lannett a higher price for Product than is established by this Agreement unless it has been agreed by both parties.  The Price in Exhibit A does not include the cost to ship the Product from Supplier’s manufacturing site to US entry port designated by Lannett in individual Firm Orders (as defined in Section 5.3). Such cost will included as a separate line item in the invoice for the Product from Supplier to Lannett.  Failure to comply with the provisions of this Section 3.1 will be a material breach of this Agreement.

3.2.                            Pricing Modifications.  Following each anniversary of the Commercial Launch of the Product, the Pricing for such Product may be increased or decreased based on the comparable increase or decrease in Supplier’s COGS over the preceding twelve (12) month period. Prior to any change in Pricing, Lannett may require Supplier to provide to Lannett reasonable documentation of such COGS, and Lannett may audit such COGS. Further, Supplier shall use Commercially Reasonable Efforts to reduce its manufacturing expenses for the Product, provided, however, that any such change shall not require an amendment to the ANDA for the Product, unless mutually agreed by the Parties on mutually acceptable terms and conditions. At either Party’s written request, the Parties will discuss in good faith the revision of the Pricing (and any subsequently agreed prices) to take into account adverse market conditions resulting in unsatisfactory returns for Lannett or changes in the manufacturing costs for the Products. The revised Pricing shall be laid down in writing and inserted as an amended Exhibit A to this Agreement. Firm Orders are excluded from Pricing negotiations. If, after good faith negotiations, the Parties are unable to reach agreement on an adjustment to the Pricing for the Products, then either Party shall be entitled to terminate this Agreement, effective upon at least sixty (60) days’ prior written notice to Supplier.

3.3.                            Date of Price.  Supplier agrees to accept Purchase Orders at the prices as described in Exhibt A in effect on the day the order is transmitted, faxed or e-mailed.  Under no circumstances will a Firm Order be cancelled by Supplier without Lannett’s prior written approval.

3.4.                            Modification of Orders.  Firm Orders may only be modified by written notice to Supplier  prior to the date that Supplier has commenced the batch manufacture.

3.5.                            Payment Terms.  Unless otherwise set forth in this Agreement, Supplier will provide Lannett payment terms of net 60 days; provided, however, that Lannett will not be obligated to pay any disputed amounts until such dispute has been resolved.

3.6.                            Distribution Fee and Earn Out Payment.

[***].

3.7.                            Net Profit Split.

(a)                                 During the Term, Lannett shall pay to Supplier an amount equal to [***] of the Net Profits from Lannett’s sales of the Product for each calendar quarter during the Term (“Net Profit Split”).  In no case shall the Net Profit Split for any calendar quarter be negative; provided, however in the event of a loss in any calendar quarter, the amount of that loss shall be carried forward to subsequent calendar quarters until the amount of such loss has been fully absorbed. In the event that Net Profits for calendar quarter are negative, Lannett shall carry over the Net Profit Split multiplied by the value by which the Net Profits are negative in such calendar quarter and deduct this amount from the calculation of Net Sales for the following successive calendar quarter(s) until such amounts are fully absorbed.  For the avoidance of doubt, if Net Profits are negative in subsequent calendar quarters, the amounts will be similarly carried over or reimbursed as per the terms set forth in this Section 3.7 until Net Profits are positive. Notwithstanding anything to the contrary set forth herein, if Net Profits are negative for three (3) consecutive quarters, either Party may terminate this Agreement upon providing the other Party with one hundred eighty (180) days’ notice.

(b)                                 An example of the calculation of the sharing of Net Profits pursuant to this Section 3.7, for illustration purposes only, follows:

[***].

(c)                                  An example of the calculation of negative Net Profits pursuant to this Section 3.7, for illustration purposes only is:

[***].

3.8.                            Reporting and Payment. Not later than thirty (30) days after the end of each calendar quarter, through and including the calendar quarter in which all rebate and chargeback amounts on Product sold during the Term are finally reconciled, Lannett shall deliver to Supplier a written report that specifies the Cost of Goods Sold, shipping costs from Supplier to Lannett’s Place of Delivery, the Net Sales and the Sales and Marketing Allowance that were used to calculate the Net Profit with respect to such calendar quarter, as well as the Net Profit calculation pay to Supplier the amount owed with respect to such calendar quarter. Each quarterly report shall include the detailed line item amounts for all category of deductions from gross sales to Net Sales. In addition, if there is a change in the accrual rate for any specific gross to net adjustment, Lannett shall provide a detailed explanation for such change.

3.9.                            Validation Batches.  Supplier shall invoice Lannett for the cost of validation batches that will be used for Commercial Launch and Lannett shall pay such invoice within sixty (60) days of receipt of such invoice. The provisions of Section 5.4 concerning the shelf-life shall not apply to the delivery of validation batches but in no event shall the remaining shelf-life of the validation batches be less than thirteen (13) months at the time of Lannett’s receipt of the validation batches

3.10.                     Taxes and Witholdings. For all payments, Lannett shall make any necessary deductions or withholdings on behalf of Supplier for or on account of any tax as required by applicable U.S. laws or regulations. Lannett shall: (i) notify Supplier if any such deductions or withholdings are to be taken; (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier to occur of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Lannett or Supplier, as the case may be; and (iii) promptly forward to Supplier an official receipt (or certified copy) or other documentation reasonably acceptable to Supplier evidencing such payment to such authorities. Lannett and Supplier shall cooperate with each other minimize the withholding requirements under this Agreement consistent with Applicable Laws.

4.                                      SUPPLIER OBLIGATIONS.

4.1.                            Government Reporting. Supplier shall provide Lannett with any applicable information to support Lannett’s government reporting obligations.

4.2.                            Supplier Code of Conduct.  Supplier will at all times comply with, and cause all of its subcontractors and suppliers to comply with, the Supplier Code of Conduct on Lannett’s website at https://www.lannett.com/supplier-code-of-conduct, as the same may be amended from time to time at Lannett’s discretion.

4.3.                            Authorized Distributor Status.  Within ten (10) business days after the execution of this Agreement, Supplier will deliver to Lannett a letter designating Lannett as an Authorized Distributor of Record.

5.                                      FORECASTS AND ORDERS; DELIVERY.

5.1.                                           Forecast. Lannett shall provide Supplier with a monthly rolling forecast of its estimated purchase requirements for the next twelve (12) months with the first three months of such forecast being binding on Lannett. It is understood that the remaining nine months of the forecasts shall not be binding on Lannett and shall be provided to Supplier for planning purposes only. Supplier shall use Commercially Reasonable Efforts to supply up to one hundred twenty-five percent (125%) of Lannett’s requirement forecast of Product for the applicable.

5.2.                            Purchase Orders. Lannett will order Product by placing a binding purchase order in full-batch quantities in amounts up to one hundred twenty-five percent (125%) of the forecasted amount with Supplier at least three (3) months in advance of the proposed delivery date (“Purchase Order”).  Lannett will have the right to place orders for Product up through the last day of the Term of this Agreement.  Supplier will fill all Purchase Orders even though Product may be shipped and paid for after this Agreement has expired or terminated.  Purchase Orders shall include the shipping instructions in accordance with Exhibit B hereto. All Purchase Orders shall be in writing and shall include:

•                  the proposed quantity of the Products to be purchased;

•                  the proposed delivery date;

•                  any other information dictated by this Agreement or the circumstances of the order; and

•                  a description of the Products being ordered

5.3.                                           Confirmation of Purchase Order. Supplier shall, within five (5) Business Days of receipt of a Purchase Order, confirm in writing whether a given Purchase Order has been accepted. If such notification is not received by Lannett within five (5) Business Days of receipt of such Purchase Order, the Purchase Order shall be deemed accepted. All accepted Purchased Orders are construed as Firm Orders (“Firm Order”). The Supplier shall use commercially reasonable efforts to accept all Purchase Orders.

5.4.                                           Shelf-Life.  Shelf-life of the Product at the shipping date shall be  not less than 19 months of the registered shelf life of the Product in the Territory, unless otherwise agreed in writing by the Parties.

5.5.                                           Packaging of Product.  Supplier shall package the Product in a manner that will protect the Product against damage or deterioration under normal conditions and shall advise Lannett as to any special conditions which may be required during transit and storage thereof.

5.6.                                           Title; Delivery. Title to, all rights in and all risk of loss to the Product shall remain with Supplier until the Product reaches the US entry port designated by Lannett  in accordance with the agreed delivery terms. After the Product is handed over to Lannett at the US entry port, Lannett shall assume title to, rights in and risk of loss to the Product. All US import duties, taves and tariffs shall be the responsibility of Lannett. In addition, Lannett shall be responsible to clear the Product through US customs. Supplier shall preserve and package all Product in a manner that will afford adequate protection against corrosion, deterioration and physical damage during shipment, and must conform to common carrier rules and regulations and Lannett’s directions for shipment. Furthermore, all costs, risks of loss, and damages due to (i) holds or enforcement actions by the U.S. Department of Agriculture or the FDA, and (ii) taxes and duties imposed upon the delivery of the Product, shall be the responsibility of Lannett on behalf of Supplier until receipt of the Product by Lannett and such cost will be charged to Lannett, as part of the shipping costs that will be deducted from Net Sales, until receipt of the Product by Lannett. In the event Lannett accepts one or more partial deliveries, Supplier agrees to present for payment a separate invoice for each delivery.

5.7.                                           Serialization. All Product delivered by Supplier to Lannett shall meet serialization requirements, as outlined in the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act) signed into law on November 27, 2013. Requirements include, but are not limited to, the addition of Product identifiers imprinted on each sellable unit, on each homogeneous case and on each pallet intended to be introduced in the United States market. Unique product identifiers will include a national drug code, serial identifier (provided by Lannett), lot number, and expiration date.  Serial numbers must be aggregated from item to case and case to pallet.

5.8.                                           Safety Stock.  Lannett shall be obligated to and shall use Commercially Reasonable Efforts to maintain not less than three (3) months of inventory of the Product based upon the most recent forecast provided under Section 5.1 (the “Minimum Safety Stock Level”).  Lannett will provide an inventory report to Supplier on a monthly basis within ten (10) Business Days after the end of each month or upon receipt of the monthly rolling forecast, whichever is sooner, to demonstrate compliance with its obligation to maintain the Minimum Safety Stock Level. If Supplier is unable to meet its obligations to supply a Product, Lannett shall draw upon its Minimum Safety Stock Level in an amount equal to Supplier’s inability to supply a Product and, upon Lannett’s drawing upon its Minimum Safety Stock Level, Lannett’s obligation to maintain the Minimum Safety Stock Level shall be suspended by the amount of Product drawn down until Supplier has replenished the Minimum Safety Stock Level to the agreed amount set forth above.  At such time as Supplier is able to resume supply of a Product pursuant to new Purchase Orders, the Parties shall enter into good faith discussions to determine the timetable on which Supplier will replenish the Minimum Safety Stock Level. Lannett shall place Purchase Orders pursuant to such schedule until Supplier has replenished such Minimum Safety Stock Level.

5.9.                            Shipment.  All orders will be shipped by Supplier to Lannett at the location indicated on the Firm Order and in accordance with the shipping instructions set forth on Exhibit B.  Unless Lannett and Supplier agree otherwise in writing, all Product will be shipped CIF Port of Entry USA (Incoterms 2010) destination, freight prepaid.  Cost of transportation prepaid by Supplier will be invoiced to Lannett when generated, and included as part of the shipping costs which need to be deducted to calculate Gross Profits. Title to and risk of loss of Product sold to Lannett will pass to Lannett upon delivery of such Product by Supplier to the designated destination, free and clear of all third party liens, security interests, claims and/or encumbrances of any kind or nature.

6.                                      DELAY IN DELIVERY; FAILURE TO SUPPLY.

6.1.                            Delay in Delivery.  Supplier shall deliver the Product in accordance with Section 5.9 on the date stated in the Firm Order. Supplier will notify Lannett immediately if Supplier cannot deliver the Product on or before the stated delivery date  or if Supplier anticipates any failure to meet Lannett’s Firm Orders (“Failure to Supply”), and Supplier shall provide Lannett, as soon as reasonably possible, with a new date of delivery. The actual quantity delivered and invoiced to Lannett may vary plus or minus 10% of the quantity set forth in the Firm Order due to yield variations within batches and shall not constitute a Failure to Supply or overshipment of Product.

6.2.                            Failure to Supply.  If a Failure to Supply event occurs based on Lannett’s Firm Order and Lannett has exhausted its Safety Stock, then Supplier shall be liable, upon reasonable proof by Lannett (redacted to preserve confidentiality), for any and all costs, fees, penalties, charges or amounts, if any, otherwise incurred by Lannett, resulting directly or indirectly from such Failure to Supply; provided, however, that in the event that Lannett shall incur costs and expenses from its customers for Failure to Supply as a result of Lannett’s failure to maintain the Minimum Safety Stock Level, Supplier shall have no obligation for such costs and expenses. Lannett may, in its sole discretion, invoice Supplier for the amount of such costs and expenses resulting from the Failure to Supply or offset such amount against the amounts otherwise payable to Supplier pursuant to this Agreement. Additionally, if Supplier is unable to or otherwise does not agree to supply at least eighty-five percent (85%) of Lannett’s ordered requirements for the Product in any three-month period, excluding force majeure events, Lannett may terminate this Agreement upon not less than sixty (60) days’ prior written notice to Supplier.

7.                                      REGULATORY MATTERS.

7.1.                            Regulatory Responsibilities. Supplier will, at its own cost and expense, continue to own and maintain the applicable Regulatory Approvals necessary to market the Product in the Territory, including the filing of the Annual Reports and Periodic Adverse Drug Experience Reports required under Applicable Laws and shall be responsible for all regulatory costs to maintain the Regulatory Approval.   Additionally, Supplier shall be responsible for complying with Applicable Laws to appropriately categorize and report changes to the FDA, including without limitation, amendments, supplements, and Annual Reports. All communications by Supplier with the FDA relating to the Product as marketed in the Territory shall be promptly provided in writing to Lannett, and Supplier shall promptly provide Lannett copies of all documents sent to or received from the FDA regarding the Product.

7.2.                            Labeling.  Supplier shall be responsible for the creation, content, and printing of the labeling for the Product provided, however that Lannett shall provide Supplier with its trademark and other company specific information and the registered NDC number for the Product for inclusion in the label.  Supplier shall send Lannett all labeling materials for the Product (e.g., package insert, container label, carton label, medication guide, patient labeling, etc.) in final format for Lannett’s review and final written approval and Lannett shall work with Supplier to update such labels as needed. Supplier is responsible for ensuring the most current labeling content, consistent with the reference listed drug (“RLD”) labeling content and all requested FDA updates, is used on Product supplied to Lannett.  Supplier is responsible for notifying Lannett within three (3) business days of any FDA communication requesting changes to labeling materials, including Safety Change Notifications and changes requested per section 505(o)(4) of the FD&C Act.  Supplier will provide Lannett with a copy of all FDA communications related to labeling.  All changes to labeling materials for the Product require Lannett’s review and final written approval. Labeling materials that have not been subject to Lannett’s review and written approval are prohibited to be used on Product supplied to Lannett.  Supplier is responsible for submitting the content of labeling in Structured Product Labeling (“SPL”) format to the FDA for Lannett’s NDC numbers within fourteen (14) days of ANDA approval to ensure proper drug listing.  Supplier is also responsible for submitting updated SPL files within fourteen (14) days when labeling changes are made and approved and as required by Applicable Laws.

7.3.                            Monitoring Adverse Events.  Supplier shall be responsible for all safety reporting requirements associated with the Regulatory Approvals mandated by the Laws in the Territory. The Parties shall enter into a separate Safety Data Exchange Agreement (“SDEA”) which will define specific roles of each Party. The SDEA shall be executed as early as possible but no later than the date of first commercial marketing of the Products covered by the present Agreement.  To the extent there are any inconsistencies or conflicts between this Agreement and the SDEA, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties.  Notwithstanding the foregoing, in matters regarding safety reporting, the terms of the SDEA shall supersede those in this Agreement. Supplier, as the owner of the ANDA for the Product, is solely responsible for compliance with applicable Laws in the Territory and FDA reporting in relation to the Product, regardless of services performed on their behalf.

7.4.                            Quality The Parties shall negotiate in good faith and use Commercially Reasonable Efforts to enter into a Quality Agreement, substantially in the form provided by Lannett to Supplier, within ninety (90) days after the Effective Date or prior to the Commercial Launch of the Product, whichever is sooner, which Quality Agreement will set out the policies, procedures and standards by which the Parties will coordinate and implement the operation and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to the Product.  To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties.  Notwithstanding the foregoing, in matters regarding quality, the terms of the Quality Agreement shall supersede those in this Agreement.

7.5.                            Cooperation.  Without limiting the foregoing, each of Supplier and Lannett shall provide to each other in a timely manner with all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all Applicable Laws applicable to the Product in the Territory.  Each of Supplier and Lannett shall provide to the other or, if applicable, directly to the FDA, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Section 7.  In general, requests for cooperation should be responded to by the other Party within three (3) Business Days and both should make responsible efforts to ensure that cooperation is maintained to ensure completion of the given project.

8.                                      PRODUCT QUALITY AND PRODUCT RECALLS.

8.1.                            Product Testing. Supplier shall be responsible for Product test procedures for quality assurance before any Product is delivered to Lannett.  Supplier shall provide a certificate of analysis, certificate of compliance, and other documents (collectively, the “COA”) as set forth in the Quality Agreement, in such forms as the Parties shall agree upon, for any Product batch delivered to Lannett hereunder, certifying that such Product has been manufactured and packaged in compliance with its specifications, current Good Manufacturing Practices (“GMPs”) and all other applicable Regulatory Requirements.

8.2.                            Damage.  Lannett shall inspect all shipments of Product promptly after receipt. If Lannett receives Product with visible damage, Lannett will reject the non-conforming Product, note the damage on the delivery slip and promptly report the damage to Supplier’s customer service department, requesting that Supplier accept prompt return of the damaged Product (“Rejection Notice”).  Supplier will promptly provide Lannett with disposition instructions in writing (including by email).  Unless otherwise instructed by Supplier, Lannett will hold damaged Product for inspection for fifteen (15) days after receipt.  Supplier will bear all freight and incidental costs incurred by Lannett in connection with damaged Product.

(a)                                 If Supplier agrees with or is deemed to agree with the basis for Lannett’s Rejection Notice, then Supplier shall promptly replace, at no cost to Lannett, such rejected Product.

(b)                                 If Supplier disagrees with the basis for Lannett’s rejection specified in the Rejection Notice, Supplier shall promptly replace such rejected Product.  No payment shall be due with respect to the replacement Product until it is determined which Party shall bear the burden of such cost hereunder.  The Parties shall submit samples of the rejected Product for testing and/or resolution to a mutually acceptable third party laboratory approved by the FDA or a quality consultant (if not a laboratory analysis issue). The third party laboratory or quality consultant shall determine whether such Product conforms to the confirmed Purchase Order or in which way the Products are defective.  The Parties agree that the determination of the third party laboratory or quality consultant shall be final and determinative.  If the third party laboratory or quality consultant determines that the rejection by Lannett was unjustified, then Lannett shall promptly pay Supplier for any replacement Product.  If the third party laboratory or quality consultant determines that the relevant shipment of Product does not conform to the Purchase Order or is otherwise defective, then Supplier shall not invoice Lannett for the replacement Product.  The Party against whom the third party laboratory or quality consultant rules shall also bear all cost and fees charged by the third party laboratory or quality consultant in connection with resolution of the disagreement, including all out-of-pocket costs.

8.3.                            Incorrect shipment.  In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any overshipment, Supplier, upon written notification from Lannett, will immediately contact Lannett’s purchasing department and will comply with any reasonable directions provided with respect to the delivered and undelivered portions of the affected order(s).  Supplier will be responsible for any related freight or incidental charges caused by the incorrect shipment.  Lannett will not have any obligation to accept overshipments. Over or under shipments resulting from yield variations, as contemplated under Section 6.1, shall not result in incorrect shipments under this Section 8.3.

8.4.                            Latent Defects and Recall.  The Parties acknowledge that it is possible for Product to have manufacturing defects that are not discoverable through industry standard physical inspection or testing (“Latent Defects”).  Latent Defects may include, by way of illustration and not definition or limitation, loss of potency/stability, discoloration, contamination with foreign matter or substances or other manufacturing defects.  Supplier will remain responsible for all Latent Defects except to the extent due to Lannett’s negligence or willful misconduct. Lannett will maintain such traceability records as are necessary to permit a recall, market withdrawal or field correction of a Product, including inventory withdrawal in connection with any of the foregoing (each a “Recall”). If either Party discovers or becomes aware of a Latent Defect, or any safety or regulatory concerns, or any order, request or directive of a court or the FDA requesting or requiring a Recall, it will notify the other Party in writing in accordance with

Section 8.5 below. Supplier will be responsible for any related freight or incidental charges related to Latent Defects.

8.5.                            Notification of Recall The Parties agree that each Party shall consult with the other Party and the Parties shall jointly cooperate in all recalls, but that the Supplier shall be the primary interface with the Regulatory Authority. Supplier shall be responsible for notifying the Regulatory Authorities in the Territory of any voluntary Recall and implementing any Recalls.   Supplier shall be responsible for coordinating all the necessary activities in connection with such Recall in the Terrttory The Supplier shall take all reasonable and appropriate corrective actions requested by Lannett, and shall cooperate in any governmental investigations surrounding such recall in accordance with the procedures set forth in the Quality Agreement.  Where Lannett declares a voluntary recall, or field corrective action, to any Product supplied by the Supplier that Lannett reasonably determines is necessary for patient health or safety reasons, it shall provide the Supplier with (i) prior written notice of its decision to declare such voluntary recall or field corrective action and (ii) reasonably detailed explanation of the basis for such recall or corrective action.  In the event that Lannett or its Affiliates shall be required by the Regulatory Authority to recall any Product because such Product does not Conform or may violate or fail to be in compliance with any Applicable Laws or in the event that Lannett or its Affiliates elect to institute a voluntary recall of the Product for health or safety reasons, Lannett or its Affiliates shall be the primary coordinator for such recall on Supplier’s behalf.  Notwithstanding the foregoing, nothing in this Section shall be construed as limiting the Parties’ rights with respect to indemnification or any other remedies available at law or equity to the Parties.  The Parties shall fully cooperate with one another  and Supplier shall forward to Lannett a copy of any field communication associated with the Products that it plans to issue before such communication is issued or sent to any governmental agency.  Supplier will maintain complete and accurate records of any activities conducted with respect to any Recall for such period as may be required by Applicable Laws.  Following any Recall, Supplier will review all of its procedures as impacted by the identified root cause in the associated investigation, and will revise such procedures, as necessary, to correct the cause of such Recall subject to the change control requirements set forth in the Quality Agreement.  Supplier will provide Lannett with such information regarding such review and revisions as Lannett may request and Supplier shall provide Lannett the right to approve, reject or request modifications to the proposed changes. For clarity, Supplier shall have the final decision making authority with respect to determining the necessity and nature of the action to be taken.

8.6.                            Recall Expenses.  Supplier shall pay all out-of-pocket expenses in connection with a Recall, except that Lannett shall bear such direct out-of-pocket expenses to the extent that such Recall is implemented as a result of Lannett’s negligence or willful misconduct under this Agreement. For such purposes, recalled Product units shall include both units held by Lannett in inventory and units shipped by Lannett to its customers, as applicable. Lannett shall utilize a batch tracking and recall system which will enable Lannett to identify, on a reasonable prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers. If a Recall is partially caused by the actions or omissions of both Parties, then each Party shall be responsible for its proportionate share of the Recall expenses based on its proportionate share of causation.  If a Recall is not caused by the negligence, wilful misconduct or other acts or omissions of either Party (i.e., a mandatory Recall mandated by a Governmental Authority for safety reasons or for reasons outside of the control of either Party), Recall expenses shall be paid by Lannett and shall be deducted in calculating Net Profits.  Recall expenses include the expenses of notification, shipping, return, replacement (if possible), customer fees and penalties, and destruction of recalled Products (including Products which cannot be shipped due to the condition causing the Recall).  The Parties shall discuss in good faith and agree on the scope and costs of Recall, if practicable, prior to enforcement of the Recall.

8.7.                            Notice of Failure to Meet Specifications.  If Supplier discovers that there is a potential that any batch or lot of the Products already delivered to Lannett may fail to conform to the Specifications, then Supplier shall notify Lannett within one (1) business day. Such notice shall include the nature thereof in detail, including, but not limited to, supplying Lannett with all investigatory reports, data and communications, out-of-specification reports, as applicable, and data and the results of all outside laboratory testing and conclusions, if any.  Supplier shall investigate all such failures promptly, and at its sole expense, cooperate with Lannett in determining the cause for the failure and a corrective action to prevent future failures. The Quality Agreement shall set forth additional details relating to failures and corrective action.

9.                                      SALES AND MARKETING ALLOWANCE; WEBSITE

9.1.                            Sales and Marketing.  During each year of the Term of this Agreement, Lanentt will be entitled to a sales and marketing allowance (“Sales and Marketing Allowance”) in the amount of [***] of Gross Profits, to compensate Lannett for its direct costs associated with selling, marketing and distributing the Product.  Such Sales and Marketing Allowance will be deducted by Lannett from Gross Profits for the applicable calendar quarter.

9.2.                            Website.  Supplier will list Lannett on a publicly-accessible portion of its website as an authorized distributor of Supplier’s Product.

10.                               RETURNS.  If this Agreement expires without being renewed or is subject to early termination, Lannett may sell through the Product in its inventory or destroy such Product, at its sole option.

11.                               CONTINUING GUARANTY; WARRANTIES; COVENANTS.

11.1.                     Continuing Guaranty.  Supplier hereby guarantees to Lannett that:  (a) each shipment or other delivery of Product under this Agreement now or hereafter made by Supplier, its subsidiaries, divisions or affiliated companies, to or on the order of Lannett will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. 301 et seq., as amended, and in effect at the time of such shipment or delivery (the “FD&C Act”), or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the FD&C Act; (b) such Product is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of Sections 301, 404, or 505 of the FD&C Act (21 U.S.C.A. 331, 334, and 355, respectively); and (c) such Product constitutes merchandise that may be legally transported and sold under the provisions of applicable federal, state and local laws in the Territory.

11.2.                     Additional Supplier Warranties.  Supplier represents and warrants to Lannett that:

(a)                                 It has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;

(b)                                 All Product and all components and ingredients thereof will be manufactured and delivered in strict compliance with:  (i) the specifications therefor; (ii) the terms of this Agreement and the Quality Agreement; (iii) all Applicable Laws, including, but not limited to, the provisions of the FD&C Act, and current Good Manufacturing Practices (“cGMPs”); and (iv) all of Supplier’s quality control procedures and associated test methods for such Product;

(c)                                  No Product will include any components or ingredients that would cause such Product to degrade prior to the expiration of such Product’s designated shelf-life;

(d)                                 Supplier will not deviate from manufacturing any Product in accordance with the terms of this Agreement without the prior written consent of a duly authorized representative of Lannett;

(e)                                  All manufacturing, packaging and testing procedures utilized with respect to Product have been or will be validated under the FD&C Act;

(f)                                   Neither the manufacture nor the sale of any Product will infringe or violate any Orange Book patents, trademarks, copyrights, trade secrets or other Intellectual Property Rights of any third party; and

(g)                                  Neither Supplier, nor any of its Affiliates, nor, to the best of Supplier’s knowledge, any of their respective employees, have been “debarred” or suspended by the FDA, or subject to a similar sanction from any regulatory authority in the Territory or any jurisdiction outside the Territory, nor have debarment proceedings against Supplier, any of its Affiliates, or any of their respective employees been commenced. Supplier shall not, in the performance of its obligations, under this Agreement use the services of any person so “debarred” or suspended.

11.3                        Additional Lannett Warranties. Lannett represent, warrants and covenants that:

(a) Lannett shall, at all times, comply with all Applicable Laws in all material respects relating to the marketing and sale of the Product in the Territory;

(b) Lannett shall handle, store and warehouse the Product in accordance with the Specifications, GMP and all Applicable Laws;

(c) Lannett shall comply with all requirements of any Federal or state government pricing programs.

11.3.                     Mutual Warranties.  Each Party represents and warrants to the other Party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the FD&C Act, and will undertake throughout the Term of this Agreement to maintain the same in full force and effect.  Each Party further covenants that it will use commercially reasonable efforts to obtain all such other permits and authorizations as may be reasonably required from time to time in either case to operate their respective facilities and/or businesses in order to manufacture, provide, distribute and/or sell Product hereunder.

11.4.                     Generic Drug Enforcement Act of 1992.  Each party will comply at all times with the provisions of the United States Generic Drug Enforcement Act of 1992, as amended, and will upon request certify in writing to the other parties that none of its employees nor any person providing services in connection with this Agreement and/or involved in the manufacture, shipment, distribution or sale of any Product has been debarred under the provisions of such Act.

12.                               CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.

12.1.                     Confidentiality.  Each Party acknowledges that it may receive Confidential Information of the other Party in the performance of this Agreement.  Each Party shall use Commercially Reasonable Efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party’s information to those employees, officers, directors, agents and consultants (“Representatives”) of the receiving Party and its Affiliates who are informed of and understand the confidential nature thereof and are bound by non-disclosure and non-use obligations no less restrictive than those set forth in this Agreement.  To the extent that such Representatives take an action, or fail to take an action, that would constitute a breach of such confidentiality or non-use obligations (as if such Representative was  a party to this Agreement), it will constitute a breach of such obligations as if a Party had taken, or failed to take, such action itself.  Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder or as otherwise provided in this Section 12, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to such disclosure or use.  The receiving Party could disclose Confidential Information by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that, prior to such disclosure, the disclosing Party is given reasonable advance notice of such order or obligation and an opportunity to object to such disclosure.

12.2.                     Exceptions.  Disclosed information will not be deemed confidential hereunder if:  (a) it is now or later becomes publicly known, other than through the fault of the receiving Party; (b) it is rightfully known to the receiving Party at the time of disclosure; (c) it is rightfully obtained by the receiving Party from a third party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving Party without use of or access to the disclosing Party’s information.

12.3.                     Separate Confidentiality Agreement.  The Parties have entered into one or more separate confidentiality agreements or non-disclosure agreements, including a Confidential Disclosure Agreement dated April 29, 2019 (each, a “Confidentiality Agreement”).  Such Confidentiality Agreement(s) will be and remain in full force and effect as provided therein.  In the event of any conflict between the terms of this Agreement and the terms of any such Confidentiality Agreement, the terms of such Confidentiality Agreement will control.

12.4.                     Public Announcements.  During the Term of this Agreement, neither Party hereto will issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, any Product, or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement will prevent or preclude either Party from making such disclosures as may be required by Applicable Laws, including, but not limited to, any disclosures required by applicable securities laws.

13.                               INDEMNIFICATION.

13.1.                     Supplier’s Indemnity.  Supplier will indemnify, defend and hold harmless Lannett, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Lannett Indemnitees”) from and against any and all Losses resulting from Third-Party claim, action, suit, demand or other legal assertion or proceeding (“Claims”) against any Lannett Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Supplier’s sole cost and expense, including reasonable attorneys’ fees and court costs, defend each Lannett Indemnitee against claims for Losses that may be asserted against any Lannett Indemnitee by any such third party, relating to or arising out of, directly or indirectly from:  (a) Supplier’s breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement; (b) the negligence, gross negligence or willful misconduct of Supplier or any of its officers, directors, employees, agents, contractors or Affiliates; (c) the condition of any Product sold, supplied or delivered to Lannett under this Agreement, including any defect in material, workmanship, design, manufacturing or formulary; (d) any warnings and instructions, or lack thereof, for any Product; (e) any actual or asserted violation(s) of the FD&C Act or any other federal, state or local law, rule or regulation by virtue of which any Product sold, supplied or delivered to Lannett under this Agreement is alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with, or in contravention of, any federal, state or local law, rule or regulation; (f) any actual or alleged infringement of the Product, the use of the Product, the manufacture, processing and/or sale of the Product infringes upon any proprietary or Intellectual Property Rights of any third party, including the infringement of any trademarks, service marks, trade names, trade secrets, patents, or copyrights; and/or (g) any actual or asserted violations of product liability with respect to the Product.  Notwithstanding the above, in no event will Supplier be liable under subsections (a) through (g) above to the extent that any such Loss results from the willful, grossly negligent or negligent act or omission of Lannett or any Lannett Indemnitee.

13.2.                     Lannett’s Indemnity. Lannett will indemnify, defend and hold harmless Supplier, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Supplier Indemnitees”) from and against any and all Losses resulting from third-party claims against any Supplier Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Lannett’s cost and expense, including reasonable attorneys’ fees and court costs, defend each Supplier Indemnitee against claims for Losses that may be asserted against any Supplier Indemnitee by any such third party, relating to or arising directly from: (a) the breach of any representation, warranty, covenant or obligation by Lannett hereunder; (b) sale or use of a pharmaceutical product which is not supplied by or on behalf of Supplier or any of its Affiliates or agents pursuant to this Agreement and which is sold or combined by Lannett with Product; (c) improper handling, storage or transport of Product by Lannett; and/or (d) the unauthorized alteration, modification, or adulteration of Product by Lannett; (e)the negligence, gross negligence or willful misconduct of Lannett or any of its officers, directors, employees, agents, contractors or Affiliates. Notwithstanding the above, in no event will Lannett be liable under subsections (a) through (d) above to the extent that any such Loss results from the willful, grossly negligent or negligent act or omission of Supplier or any Supplier Indemnitee.

13.3.                     Procedure.  Each Party will promptly notify the other Party of any actual or threatened judicial or other proceedings which could involve a claim under this Section 13 and shall include sufficient information to enable the other Party to assess the facts.  The Parties will cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to any Product supplied under this Agreement.

13.4.                     Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided under this Section 13 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief.

14.                               INSURANCE.

(a)                                 Supplier will maintain and keep in full force and effect during the Term of this Agreement and for three (3) years after full performance by Supplier under this Agreement and any orders for Product by Lannett hereunder, primary and noncontributing Product Liability Insurance in amounts not less than $ 2,000,000.00 per occurrence and $10,000,000 in the aggregate, Combined Single Limit (Bodily Injury and Property Damage), including naming Lannett as an additional insured thereon, including an ISO Broad Form Vendors Endorsement or its equivalent, a waiver of subrogation rights against Lannett, include coverage for cross suits liability, and a provision for at least thirty (30) days’ prior written notice in the event of any cancellation or material reduction of coverage by Supplier’s insurer.  Upon request by Lannett, Supplier will promptly submit to Lannett satisfactory evidence of such insurance.  All insurance coverage must be with a carrier reasonably acceptable to Lannett.  The provisions set forth in this Section 14 are in addition to, and not in lieu of, any terms set forth in any other agreement between Supplier and Lannett.  In the event of any conflict between the provisions relating to insurance in any such agreement and this Section 14, this Agreement will prevail and be controlling; except if and to the extent that such other agreement provides greater insurance protection for Lannett.  Failure to comply with all insurance requirements set forth herein will be deemed a material breach under this Agreement.

(b)                                 Lannett shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term of this Agreement:

(i)                  product liability insurance with aggregate limits of not less than $2,000,000.

(ii)                      commercial general liability insurance with per-occurrence and general aggregate limits of not less than $10,000,000.

(iii)                   Statutory Workers’ Compensation insurance, including occupational disease, as required by the State(s) in which workers are located.

(iv)                  Employer’s Liability insurance in the amount of $1,000,000 bodily injury for each accident, $1,000,000 bodily injury by disease for each employee, and $1,000,000 bodily injury and bodily injury by disease in the aggregate.

(v)                     The policy(ies) shall be maintained during the Term of this Agreement and for a period of not less than three(3) years following the termination or expiration of this Agreement.  Each policy shall cover Supplier as an additional insured.

(vi)                              Lannett shall endeavor to provide Supplier with not less than thirty (30) days’ prior written notice in the event of the cancellation or non-renewal of such insurance or substantially similar insurance.

15.                               CREDIT MATTERS.

15.1.                     Discrepancies.  Supplier will bring to Lannett’s attention in writing all discrepancies affecting monies owed by either Supplier or Lannett to the other, including, but not limited to, discrepancies with respect to accounting, invoicing, debit memos, and credit memos, within six (6) months of the date of the invoice.

15.2.                     Disputes; Audit Rights.  Neither the acceptance of any fee nor the deposit of any check will preclude  either Party from questioning the correctness of any payment at any time.  If one Party disputes any charges or fees on any invoice, then Lannett and Supplier will diligently proceed to work together in good faith to resolve the disputed amount.  Each Party will keep accurate and complete books and records of all transactions related to this Agreement for thirty-six (36) months following each year during the Term of this Agreement.  On reasonable notice and during business hours, each Party and its representatives will have the right to audit the books and records of the other Party and its Affiliates for compliance with applicable Regulatory Requirements and to determine the accuracy of the amounts paid to Supplier under this Agreement with respect to the period of time covered by the audit.

15.3.                     Inspection of Facilities. Lannett shall have the right to inspect, at all reasonable times, during normal business hours, upon ten (10) days’ advance notice or on less notice if reasonably required in order to timely respond to or comply with inquiries from or requirements imposed by any applicable regulatory authority, the operations and facilities wherein any Product is manufactured, packaged, tested, labeled and/or stored for shipping.  All Products under this Agreement manufactured by Supplier shall be subject to approval by Lannett’s quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not the Product complies with all warranties contained in this Agreement.  Supplier warrants that the plant(s) for manufacture of the Product is and shall be in compliance with all applicable cGMPs and that such plant(s) is and shall continue to be available for FDA inspection if and when the FDA so requests.

16.                               TERM AND TERMINATION.

16.1.                     Term.  This Agreement will commence as of the Effective Date and will continue in effect for a [***], unless earlier terminated as provided herein or renewed in accordance with the provisions of this Section 16.1.  If neither Party is in default, in any material respect, of any of its obligations under this Agreement, then the Term of this Agreement shall automatically renew for renewal terms of [***] unless either Party provides written notice to the other Party [***].  Any reference to the Term of this Agreement will include any renewal or extension of the Term hereof.

16.2.                     Grounds for Termination.

(a)                                 Either Party will have the right to terminate this Agreement upon the occurrence of any of the following events:  (i) the failure of the other Party to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or the breach by the other Party of any of its representations or warranties herein in any material respect, if such failure or breach is not cured within thirty (30) days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with particularity; or (ii) the admission by the other Party in writing of its inability to pay its debts generally as they become due, the making by the other Party of an assignment for the benefit of its creditors, or the filing by or against such other Party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing has not been stayed or dismissed within sixty (60) days after the date thereof.

(b)                                 Lannett will also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety, without liability except for unpaid previously delivered Product, if:  (i) Supplier loses any approval(s) from the FDA required to perform its obligations under this Agreement; (ii) Supplier or its principals are involved in felonious or fraudulent activities; or (iii) Supplier is unable to successfully address material deficiencies identified by the FDA as a result of an inspection of Supplier’s facility within sixty (60) days after Supplier’s receipt of a deficiency notice from the FDA. In any such event, Lannett may terminate this Agreement immediately by written notice to Supplier. For purposes of this Section, a late shipment shall mean failure by Supplier to deliver to Lannett one hundred percent (100%) of the Products ordered by Lannett for delivery within twenty (20) days of the date specified for such delivery in the applicable Firm Order.

(c)                                  Supplier shall also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety upon one hundred and eighty (180) days’ prior written notice, if [***].

16.3.                     Effect of Termination on Orders.  Upon the expiration or earlier termination of this Agreement, Supplier will fill all outstanding Firm Orders in accordance with their terms within sixty (60) days after the date of such expiration or termination.

16.4.                     Continuing Obligations; Survival.  In no event will any expiration or termination of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies will remain available therefor, nor will it excuse either Party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination.  Notwithstanding any provision of this Agreement to the contrary, Sections  3.5, 3.6, 3.7, 3.8, 4, 5, 6, 7, 8, 9.2, 10, 11 and 12 hereof will survive any termination or expiration of this Agreement.

17.                               AGREEMENT TO CONSUMMATE; FURTHER ASSURANCES.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby.  If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party to this Agreement will take, or cause its proper officers to take, such action.

18.                               FORCE MAJEURE.  Any delay in the performance of any of the duties or obligations of either Party hereto (except for the payment of money) caused by an event outside the affected Party’s reasonable control will not be considered a breach of this Agreement and the time required for performance will be extended for a period equal to the period of such delay.  Such events will include, but will not be limited to, acts of God, acts of a public enemy, acts of terrorism, war, insurrections, riots, injunctions, embargoes, fires, explosions, floods, or any other unforeseeable causes beyond the reasonable control, including any unforeseeable governmental or regulatory action, and without the fault or negligence of the Party so affected.  The Party so affected will give prompt written notice to the other Party of such event, and will take whatever reasonable steps are appropriate in that Party’s reasonable discretion to relieve the effect of such event as rapidly as possible.

19.                               ANNUAL GDUFA FEES. GDUFA establishes certain provisions with respect to self-identification of facilities and payment of annual facility fees. GDUFA fees for the manufacturing facilities of the Product supplied hereunder are the responsibility of Supplier. Supplier acknowledges that it is a violation of U.S. federal law to ship Product in interstate commerce or to import Product into the United States if manufactured in a facility that has not met its obligations to self-identity or to pay fees when they are due.  Supplier will indemnify and hold harmless Lannett for any and all costs, fees, fines or penalties paid by Lannett associated with Supplier’s failure to self-identify or to pay GDUFA fees when due.

20.                               GENERAL PROVISIONS.

20.1.                     Assignment.  Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement to any third party that acquires all or substantially all of the stock or assets of such Party, whether by asset sale, stock sale, merger or otherwise and, in any such event such assignee will assume the transferring Party’s obligations hereunder, provided, however, that if the acquiring company shall, directly or indirectly, market and sell a Competing Product, Supplier shall have the unrestricted right to consent to the assignment or transfer of this Agreement to such acquiring company, such consent not to be unreasonably withheld.  However, notwithstanding any such assignment, the transferring Party will remain liable under this

Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

20.2.                     Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and sent by:  (a) personal delivery against a signed receipt therefor, (b) certified mail, return receipt requested, first class postage prepaid, (c) nationally recognized overnight delivery service (signature required), (d) confirmed facsimile transmission, or (e) confirmed electronic mail (with any notices sent by facsimile transmission or electronic mail to also be sent by one of the other methods set forth in this Section), addressed as follows:

If to Supplier, then to:	99 Haike Road, Building 3, 1st Floor Shanghai, P.R. China 201210 Attn: Jason Wan, CEO Facsimile: (+86) 21-68819009-602 E-Mail: jason.wan@sinotph.com

If to Lannett, then to:	Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 Attn: Legal Department Facsimile: 215-464-1861 E-Mail: Samuel.Israel@lannett.com

Either Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.  Notice will be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; and if sent by confirmed facsimile transmission or confirmed electronic mail, upon receipt (so long as any notices sent by facsimile transmission or electronic mail are also sent by one of the other methods set forth in this Section).

20.3.                     Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement will not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties.

20.4.                     Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the Parties hereto.

20.5.                     Waiver.  The failure of either Party to exercise any right or to demand the performance by the other Party of duties required hereunder will not constitute a waiver of any rights or obligations of the Parties under this Agreement.  A waiver by either Party of a breach of any of the terms of this Agreement by any other Party will not be deemed a waiver of any subsequent breach of the terms of this Agreement.

20.6.                     Dispute Resolution.  In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a “Dispute”) and either Party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the designated senior management representatives.  For all Disputes referred to the designated senior management representatives, such designated senior management representatives shall use their good faith efforts to meet in person and to resolve the Dispute within ten (10) Business Days after such referral. The Parties hereby agree that in the event the designated senior management representatives are unable to resolve a Dispute within thirty (30) days of referral to such designated senior management representatives, either Party may seek other remdies available at law or in equity.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Applicable Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

20.7.                     Governing Law; Venue.  This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law principles to the contrary.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.  Any action which in any way involves the rights, duties and obligations of either Party hereto under this Agreement will be brought in the state or federal courts sitting in Wilmington, Delaware, and the Parties to this Agreement hereby submit to the personal jurisdiction of such courts.  The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.

20.8.                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Laws or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.

20.9.                     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.  As used in this Agreement, the singular will include the plural and vice versa, and the terms “include” and “including” will be deemed to be immediately followed by the phrase “but not limited to.”  The terms “herein” and “hereunder” and similar terms will be interpreted to refer to this entire Agreement, including any schedules attached hereto.  Unless otherwise specified herein, the term “affiliate” will include affiliates that currently exist and those that may be created, formed or acquired in the future.

20.10.              Relationship of the Parties.  Neither Party will hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party.  This Agreement is not intended to, and will not, create any agency, partnership or joint venture relationship between or among the Parties.  Each Party is an independent contractor with respect to the other.  Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other Party hereto, or to bind the other Party hereto in any manner or with respect to anything, whatsoever.

20.11.              Captions.  The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and will not affect the interpretation of its provisions.

20.12.              Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Original signatures transmitted and received by means of facsimile or other electronic transmission of a scanned document, (e.g., pdf or similar format) will constitute true and valid signatures for all purposes hereunder and will have the same force and effect as the delivery of an original.

20.13.              Subcontractors.  Any work that is to be done by either Party under this Agreement may be subcontracted to a third party in accordance with the approved ANDA, cGMPs and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of such Party, as the case may be; provided, however, that, as between the Parties hereto, the subcontracting Party will be and remain responsible for all acts and omissions of any such subcontractor.

20.14.              Schedules and Exhibits.  All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

20.15.              Currency.  All sums set forth in this Agreement and any appendices, exhibits or schedules hereto are, and are intended to be, expressed in United States dollars.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SINOTHERAPEUTICS INC.		LANNETT COMPANY, INC.

By:	/s/ Le Jun	By:	/s/ Timothy Crew

Name:	Le Jun	Name:	Timothy Crew

Title:	Chairman	Title:	Chief Executive Officer

LIST OF EXHIBITS

Exhibit A*                                      Products and Pricing

Exhibit B+                                      Shipping Instructions

*Certain portions of this Exhibit have been redacted to preserve confidentiality.  The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.

+ This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

EXHIBIT A

Product and Price List

Molecule Name	Dosage Form	Strength	Pack Size	Price/ pack in USD
Posaconazole Delayed Release	Tablets	100mg	60	[***]